EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ONAR Announces Initial Closing of $15 Million Financing at a $25 Million Pre-Money Valuation to Fund the Largest Acquisition in Company History

Implied post-money valuation of approximately $40 million upon full funding and conversion; an additional senior secured facility of up to $5 million, also convertible into preferred equity on the same valuation basis, brings total new financing capacity to up to $20 million; approximately $6.5 million of existing notes exchanged into the financing, aligning the Company’s lenders with its previously announced listing path

Miami, FL, September 29, 2026 (GLOBE NEWSWIRE) -- ONAR Holding Corporation (OTC PINK: ONAR) (“ONAR” or the “Company”), an AI-powered marketing platform, today announced that it has completed the initial closing of its previously announced $15 million financing with a syndicate of institutional investors. The financing will potentially convert into preferred equity at a fixed price based on a $25 million pre-money valuation of the Company, implying a post-money valuation of approximately $40 million upon conversion, and conversion occurs only upon the completion of a Nasdaq listing. In connection with the transactions, the Company also entered into a senior secured facility of up to $5 million, which is likewise convertible into preferred equity on the same valuation basis, bringing the Company’s total new financing capacity to up to $20 million. The proceeds are intended to fund the cash consideration for the Company’s previously announced acquisition of a leading U.S. affiliate marketing agency, the largest acquisition in the Company’s history, together with working capital for the combined business.

As part of the financing, holders of approximately $6.5 million of the Company’s existing notes exchanged those obligations into the new financing, retiring the exchanged notes and the associated warrants. This advances the third priority the Company set out in its July letter to stockholders, converting a portion of outstanding debt into securities that align its long-term lenders with the Company and its stockholders.

The valuation and structure carry a simple message. The investors funding this acquisition priced the Company at $25 million before their money went in, and they receive preferred equity if the Company completes the listing it told stockholders it would pursue. Every instrument in the structure, the notes, the exchange notes, and the senior facility, is convertible on the basis of that same $25 million pre-money valuation.

The complete terms of the financing, including the notes, the exchange agreements, and the related agreements, are set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 29, 2026.

“Getting a deal like this financed is not the story. Getting it financed at a $25 million valuation, by institutions whose preferred equity arrives when we complete our listing, is the story,” said Claude Zdanow, Chief Executive Officer of ONAR. “Our lenders looked at the plan we published in July and exchanged six and a half million dollars of old paper into it. New investors funded the rest. Everyone at the table now gets paid for the same outcome our stockholders want, and that alignment was the whole design.”

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About ONAR Holding Corporation

ONAR Holding Corporation (OTC PINK: ONAR) is an AI-powered marketing platform. ONAR owns and operates a group of specialist marketing agencies serving middle-market and growth-stage brands across performance marketing, creative, and commerce. Its technology division, ONAR Labs, develops and houses the Company’s proprietary technology, including ONAR AI, a marketing intelligence platform deployed across the Company’s agencies to improve productivity; Retina AI, a predictive customer intelligence platform; and Cortex, an offline and online sales attribution platform. ONAR continues to expand the platform through disciplined acquisitions, including JUICE and Scale Partner. Learn more at www.onar.com.

No Offer or Solicitation

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities. The securities described above were offered and sold in a private placement to accredited investors, have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company’s future financial condition, results of operations, business operations and business prospects, the acquisition and integration of a leading U.S. affiliate marketing agency, the anticipated benefits of the financing, any potential conversion of securities, any potential uplisting, and any other potential acquisitions, financings, and debt restructurings, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe,” and similar words and expressions are intended to identify forward-looking statements. These statements reflect the Company’s current expectations, are not guarantees of future performance, and involve known and unknown risks and uncertainties, including the substantial doubt about the Company’s ability to continue as a going concern described in its SEC filings, the Company’s working capital deficit and increased indebtedness, integration risks, the risk that expected benefits of the acquisition or financing are not realized, the need for additional financing, market conditions, competition, client retention, and regulatory changes, any of which could cause actual results to differ materially. Detailed risk factors are included in the Company’s filings with the SEC, including its Annual Report on Form 10-K and its Quarterly Report on Form 10-Q. These forward-looking statements speak only as of the date hereof. The Company assumes no obligation to update these statements except as required by law.

Media and Investor Contact

ONAR Holding Corporation

Investor Relations

IR@onar.com

(213) 437-3081

www.onar.com

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